EXHIBIT 10.3

BIRCHTECH CORP.

MAJORITY VOTING POLICY

The Toronto Stock Exchange (“TSX”) has certain rules and regulations around the election of directors that necessitate the adoption of a Majority Voting Policy.

Specifically, the TSX requires:

■	TSX listed issuers (“Listed Issuers”) elect Directors individually;

■	Listed Issuers hold annual elections for all Directors;

■	each Director of a Listed Issuer must be elected by a majority (50% +1) of the votes cast with respect to his/her election (“TSX Majority Voting Requirement”), other than at contested meetings;

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Listed Issuers must adopt a majority voting policy containing the requirements prescribed under section 461.3 of the TSX Manual, unless such Listed Issuer otherwise satisfies the Majority Voting Requirement in a manner acceptable to the TSX;

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Listed Issuers must fully describe their majority voting policy on an annual basis in the materials which they send to their shareholders in connection with a meeting at which Directors are being elected; and

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following each meeting of security holders at which there is a vote on the election of Directors at an uncontested meeting, each Listed Issuer must forthwith issue a news release disclosing the detailed voting results for the election of each Director, which news release must disclose one of the following: (i) the percentages of votes received “for” and “withheld” for each Director; (ii) the total votes cast by ballot with the number that each Director received “for”; or “(iii) the percentages and total number of votes received “for” each Director.

The Board of Directors (the “Board”) of Birchtech Corp. (the “Company”) has unanimously adopted this majority voting policy (the “Policy”) and each of the current Directors of the Company as well as future nominees for election to the Board will be required to confirm that they will abide by this Policy.

Pursuant to this Policy, the forms of proxy for the election of Directors will permit the shareholders of the Company (each a “Shareholder” and collectively, the “Shareholders”) to vote in favor of, or to withhold from voting, separately, for each Director nominee. The Chairperson of the Board will ensure that the number of votes in favor of or withheld from voting for each Director nominee is recorded and promptly made public in accordance with TSX guidelines after each Shareholder meeting at which Directors are elected. Neither broker non-votes nor abstentions shall be deemed to be voted “withheld” from a Director’s election. If a nominee Director is not elected in accordance with the TSX Majority Voting Requirement at a Shareholder meeting, then, for the purposes of this Policy, the Director nominee shall be considered not to have received the support of the Shareholders, even though duly elected as a matter of corporate law.

Immediately following the certification of the Shareholder vote of a Shareholder meeting at which a Director nominee elected as a Director is considered under this test not to have the confidence of the Shareholders, the Director nominee must forthwith submit his/her resignation (the “Resignation”) to the Board. The Resignation will not be effective until accepted by the Board.

The Board shall consider all factors deemed relevant by members of the Board including, without limitation, the underlying reasons (if ascertainable), why Shareholders withheld votes from the election of that Director nominee, the length of service and the qualifications of such Director, such Director’s contributions to the Company and the Company’s governance guidelines. Within ninety (90) days following the applicable Shareholders’ meeting, the Board shall conclude its deliberations and shall make a determination as to whether or not to accept the Resignation, however, as mandated in the TSX Manual, the Board shall accept the Resignation absent exceptional circumstances.

Following the Board’s determination in this regard, the Board shall publicly disclose their decision to accept or not to accept the Resignation, including, if applicable, the reasons for not accepting the Resignation of such Director.

If a Resignation is tendered and accepted pursuant to this Policy, subject to any applicable corporate law restrictions, the Board may leave the vacancy unfilled or may appoint a new Director to fill the vacancy. A Director who tenders a Resignation pursuant to this Policy shall not be permitted to participate in any meetings of the Board or any sub-committee of the Board at which his/her election as a Director is being considered.

In the event that a majority of the Company’s Directors are not elected in accordance with the TSX Majority Voting Requirement at the same Shareholder meeting, then such Directors not receiving such required majority vote shall not be permitted to vote in any meeting of the Board at which his/ her election is being considered, however he/she shall be counted for the purpose of determining whether the Board has a quorum at such meeting.

The Board may adopt such procedures as they see fit to assist it in their determinations with respect to this Policy. This Policy does not apply where an election involves a proxy battle, i.e., where proxy material is circulated in support of one or more nominees who are not part of the Director nominees supported by the Board.

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Legal Officer or General Counsel.

Adopted by the Board of Directors of Birchtech Corp. effective October 30, 2024.

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